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                     May 25, 2023

       Ahmed Fattouh
       Chief Executive Officer
       InterPrivate III Financial Partners Inc.
       1350 Avenue of the Americas, 2nd Floor
       New York, NY 10019

                                                        Re: InterPrivate III
Financial Partners Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 8, 2023
                                                            File No. 001-40151

       Dear Ahmed Fattouh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Daniel Nussen